Free Writing Prospectus pursuant to Rule 433 dated October 20, 2025

Registration Statement No. 333-284538

Market Linked Securities — Autocallable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Technology Sector Index due November 8, 2028

Summary of Terms		Hypothetical Payout Profile (Maturity Payment Amount)
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Security return at maturity
Lowest performing underlier return
Security return
100
80
60
40
20
0
-20
-40
-60
-80
-100
0.00%
-30.00%
-100
-75
-50
-25
0
25
50
75
100
Hypothetical return of the lowest performing underlier

If the securities are not automatically called prior to stated maturity and the ending level of the lowest performing underlier on the final calculation day is less than its downside threshold level, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any underlier, but you will have full downside exposure to the lowest performing underlier on the final calculation day if the ending level of that underlier is less than its downside threshold level.

You should read the accompanying preliminary pricing supplement dated October 17, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated October 17, 2025
●
WFS product supplement no. 5 dated February 14, 2025
●
September 2025 Nasdaq-100 Technology Sector Index supplement dated September 23, 2025
●
Underlier supplement no. 46 dated September 22, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Market Measures (each referred to as an “underlier,” and collectively as the “underliers”):	the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Technology Sector Index
Pricing date:	expected to be November 3, 2025
Issue date:	expected to be November 6, 2025
Final calculation day:	expected to be November 3, 2028
Stated maturity date:	expected to be November 8, 2028
Starting level:	with respect to an underlier, the closing level of such underlier on the pricing date
Ending level:	with respect to an underlier, the closing level of such underlier on the final calculation day
Performance factor:	with respect to an underlier on any calculation day, the quotient of (i) its closing level on such calculation day divided by its starting level (expressed as a percentage)
Lowest performing underlier:	for any calculation day, the underlier with the lowest performance factor on that calculation day
Automatic call:

If the closing level of the lowest performing underlier on any call date is greater than or equal to its starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the May 2026 calculation day.

Downside threshold level:	with respect to an underlier, 70% of its starting level
Contingent coupon payment:

Subject to the automatic call, on each contingent coupon payment date, for each $1,000 of the outstanding face amount, you will receive a contingent coupon payment equal to at least $22.50 (equivalent to a contingent coupon rate of at least 9.00% per annum) (set on the pricing date) if, and only if, the closing level of the lowest performing underlier on the related calculation day is greater than or equal to its coupon threshold level.

Coupon threshold level:	with respect to an underlier, 70% of its starting level
Call dates	quarterly; the calculation days commencing in May 2026 and ending in August 2028, inclusive
Call settlement date:	the contingent coupon payment date immediately following the applicable call date
Calculation days:	quarterly, on the 3rd day of each February, May, August and November, commencing February 2026 and ending August 2028, and the final calculation day
Contingent coupon payment dates:	quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Maturity payment amount (for each $1,000 face amount of your securities):
•
if the ending level of the lowest performing underlier on the final calculation day is greater than or equal to its downside threshold level: $1,000; or
•
if the ending level of the lowest performing underlier on the final calculation day is less than its downside threshold level:

$1,000 × performance factor of the lowest performing underlier on the final calculation day

Underwriting discount:

up to 2.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities

CUSIP:	40058QMQ9
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, September 2025 Nasdaq-100 Technology Sector Index supplement, underlier supplement no. 46, WFS product supplement no. 5 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 46, September 2025 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 5 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 46, September 2025 Nasdaq-100 Technology Sector Index supplement, WFS product supplement no. 5 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying September 2025 Nasdaq-100 Technology Sector Index supplement, accompanying underlier supplement no. 46, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying September 2025 Nasdaq-100 Technology Sector Index supplement, accompanying underlier supplement no. 46, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 5, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 46, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Lowest Performing Underlier
▪
You May Not Receive a Contingent Coupon on Any Contingent Coupon Payment Date
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Contingent Coupon, a Lower Coupon Threshold Level and/or a Lower Downside Threshold Level May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier

▪
Your Securities Are Subject to Automatic Redemption
▪
The Contingent Coupon Does Not Reflect the Actual Performance of the Underliers from the Pricing Date to Any Calculation Day or from Calculation Day to Calculation Day
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the Nasdaq-100 Technology Sector Index

▪
The Nasdaq-100 Technology Sector Index is Concentrated in the Technology Industry and Does Not Provide Diversified Exposure
▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Technology Sector Index, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Technology Sector Index and on Your Securities
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

For details about the license agreement between each underlier sponsor and the issuer, see “The Underliers — S&P 500® Index”, “The Underliers ─ Russell 2000® Index” and “The Underliers — Nasdaq-100 Technology Sector Index” on pages S-127, S-88 and S-74 of the accompanying underlier supplement no. 46, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.